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                                                                    EXHIBIT 99.1


                   POLYONE COMPLETES SALE OF RICHMOND AIRCRAFT
                        TO EUROPEAN AEROSPACE DISTRIBUTOR

Cleveland, Ohio - September 7, 2000 - PolyOne Corporation (NYSE: POL) today announced the closing of the sale of its Richmond Aircraft Products unit to UMECO plc, Europe's leading provider of value-added distribution services to the aerospace and defense industries.

The transaction includes substantially all the assets of Richmond Aircraft, which has one facility in the Los Angeles area. The unit distributes films, bagging materials and structural foam materials that are used principally in the manufacture of parts for the aerospace industry.

The sale was announced in July by the United Kingdom-based UMECO plc and M.A. Hanna Company, which owned Richmond Aircraft as part of its non-core Cadillac Plastic shapes distribution and fabrication businesses. On September 1, 2000, M.A. Hanna and The Geon Company consolidated as PolyOne Corporation. Prior to the consolidation, M.A. Hanna divested the major portion of Cadillac Plastic and signed definitive agreements to sell Richmond Aircraft and the final Cadillac Plastic component, consisting of a 50 percent interest in three Western European joint ventures. That sale, to Thyssen Krupp Materials & Services AG of Dusseldorf, Germany, is pending.

PolyOne Corporation (NYSE: POL) is a $3.5 billion international polymer services company with customer-focused operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, rubber compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has more than 10,000 employees at 80 manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. Information on the Company's products and services can be found at www.polyone.com.

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PolyOne Media & Investor Contact:        Dennis Cocco
                                         Chief Investor & Communications Officer
                                         PolyOne Corporation
                                         (440) 930-1538